EXHIBIT 10.2

                                November 28, 2000

Kellstrom Industries, Inc.
1100 International Parkway
Sunrise, Florida 33323

Gentlemen:

         Reference is made to that certain Asset Purchase Agreement (the "Agreement") dated September 20, 2000 among Kellstrom Industries, Inc. ("Kellstrom"), Aviation Sales Company ("AVS") and Aviation Sales Distribution Services Company (the "Company"). Capitalized terms used herein but not otherwise defined herein shall have the meanings given to them in the Agreement.

         For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned agree that the Agreement is hereby amended as follows:

         1. The term "Equipment Lease" means that certain Equipment Lease Agreement between the Company and Kellstrom in the form of Exhibit P attached hereto.

         2. The term "Excluded Assets" is hereby amended to include the Pearland Facility and the Equipment (as such term is defined in the Equipment Lease as hereinafter defined).

         3. The term "Pearland Lease" means that certain Lease between the Company and Kellstrom in the form of Exhibit Q attached hereto.

         4. The term "Purchased Assets" is hereby amended to exclude the Pearland Facility and the Equipment.

         5. The term "Real Estate Transaction Documents" is hereby amended to delete therefrom the reference to the Pearland Real Estate Purchase Agreement.

         6. The term "Transaction Documents" is hereby amended to include the Pearland Lease and the Equipment Lease.

         7. Section 2.10 of the Agreement is hereby amended to add the following sentence at the end thereof:

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                  "The Closing shall be deemed to have occurred at 12:01 a.m.,
                  Fort Lauderdale, Florida time on the day that the Estimated Cash Purchase Price is paid."

         8. The penultimate line of Section 6.8(a) of the Agreement is hereby amended to add the following after the phrase "prior six months":

                  "or any person who does not accept or is not offered employment pursuant to Section 6.10(a) or"

         9. Section 6.10(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

                  (a) Offers of Employment. At Closing, the Company shall terminate the employment of all employees set forth on
                  Schedule 6.10 ("Schedule 6.10 Employees"), which constitute all of the employees of the Company employed in the Business (except for those employees being retained pursuant to the Transition Services Agreement). Kellstrom shall offer employment, commencing on the Closing Date, to all Schedule
                  6.10 Employees (other than those set forth on Schedule 6.10-1 hereto (the "Unselected Employees")) on such terms and conditions as may be determined by Kellstrom. At Closing, AVS shall release all Schedule 6.10 Employees that accept employment with Kellstrom from any and all agreements or arrangements which may restrict such Persons from accepting the offer of employment with Kellstrom or from working for Kellstrom. Kellstrom (a) shall be responsible for complying with the provisions of the Worker Adjustment and Retraining Notification Act ("Warn Act") with respect to the termination of the employment of all Schedule 6.10 Employees, including without limitation, the payment of any amounts required to be paid to such employees thereunder, (b) shall bear the cost and expense of the termination of the employment of any Schedule
                  6.10 Employees who accept employment with Kellstrom whose employment is thereafter terminated by Kellstrom and (c) shall reimburse AVS for the amount of severance paid to Unselected Employees up to the amounts identified for each such Unselected Employee on Schedule 6.10-1 hereto that has executed a release agreement in form satisfactory to Kellstrom. All employees hired by Kellstrom hereunder who remain employed by Kellstrom as regular full-time employees through the first day of the first month following the Closing Date shall be eligible to participate in the health plans of Kellstrom effective on the first day of the first month following the Closing Date. All of such employees' periods of service with the Company shall be counted in determining their entitlement to benefits with Kellstrom other than for purposes of vesting in company contributions under Kellstrom's 401(k) plan.

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         10.      Section 6.10(b) and 6.10(c) of the Agreement are hereby
                  amended and restated in their entirety to read as follows:

                  "6.10 (b). 401(k) and Request for Private Letter Ruling. Following the Closing Date, AVS intends to submit a private letter ruling request to the Internal Revenue Service to request a ruling that the AVS 401(k) Plan may treat the termination of employment of all Schedule 6.10 Employees who are terminated by AVS as a result of the transactions contemplated pursuant to this Agreement as a "separation from service" such that the AVS 401(k) Plan may distribute all account balances to such Schedule 6.10 Employees. If AVS is able to obtain such a ruling, it will complete the distribution of such accounts as soon as reasonably possible thereafter. If the Internal Revenue Service issues a ruling that the termination of employment pursuant to the transaction contemplated by this Agreement does not constitute a "separation from service" so that distributions may not be made from the AVS 401(k) Plan, then Kellstrom agrees to consolidate the account balances in the AVS 401(k) Plan of the
                  Schedule 6.10 Employees that it employs at that time with and into a defined contribution retirement plan (the "Kellstrom Plan") maintained by Kellstrom. In such event, however, AVS agrees to indemnify and hold Kellstrom harmless from any and all debts, claims, expenses, fees, costs, taxes, penalties and other liabilities, including attorneys' fees and costs, which Kellstrom is required to incur as a result of such plan consolidation provided such amount relates to the operation and administration of the AVS 401(k) Plan up through the date that the account balances for the Schedule 6.10 Employees are transferred to the Kellstrom Plan."

         11. Section 6.17(a) of the Agreement is hereby amended by deleting such section in its entirety and substituting the following therefor:

                  a. Pearland Facility/Equipment. The Company shall at Closing lease to Kellstrom the Equipment pursuant to the Equipment Lease and lease to Kellstrom the Pearland Facility pursuant to the Pearland Lease. At Closing, the Company and Kellstrom shall terminate the Pearland Real Estate Purchase Agreement, without penalty, pursuant to a termination agreement in the form reasonably acceptable to Kellstrom and the Company.

         12. The phrase "and/or shall fail to" shall be inserted immediately prior to the phrase "to pay the cash amount" in the seventh sentence of Section 6.18(c) of the Agreement.

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         13.      Article VII of the Agreement is hereby amended by adding the following at the end thereof:

                  7.17 LC Facility. James Ventures, L.P., LJH Corporation, Robert Belfer, Don Sanders or their designees shall have entered into a credit enhancement facility with Kellstrom pursuant to which such persons shall make available to the lenders under the Kellstrom Credit Facility $8,000,000 in direct pay letters of credit as a credit enhancement to the Kellstrom Credit Facility containing the terms summarized on Exhibit R attached hereto and such other terms as Kellstrom and the lenders under the Kellstrom Credit Facility may require.

                  7.18 Special Consigned Inventory. The Company shall have executed and delivered to Kellstrom the Special Consigned Inventory Consignment Agreement (as defined in the Inventory Purchase Agreement) and agreed to deliver to Kellstrom the Special Consigned Inventory (as defined in the Inventory Purchase Agreement) pursuant thereto.

         14. Schedule 2.3 of the Agreement is hereby amended by adding thereto the agreements identified on Supplemental Schedule 2.3 hereto.

         15. Schedule 2.3 of the Agreement is hereby amended to delete therefrom the agreements identified on Supplemental Schedule 2.3(A) hereto.

         16. Schedule 3.4 of the Agreement is hereby amended to delete therefrom the agreements identified on Supplemental Schedule
                  3.4 hereto.

         17. Schedule 4.14(d) of the Agreement is hereby amended to delete therefrom the reference to the automobile identified on Supplemental Schedule 4.14(d) hereto.

         18. Schedule 6.10 of the Agreement is hereby amended to add and delete therefrom the references to the individuals as set forth on Supplemental Schedule 6.10 hereto.

         Except as otherwise expressly set forth herein, the Asset Purchase Agreement continues to remain in full force and effect. Please confirm your acknowledgment, agreement and acceptance of the foregoing by signing where indicated below.

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                                 AVIATION SALES COMPANY

                                 By: /s/ Dale S. Baker
                                    ---------------------------------
                                          Dale S. Baker, Chairman and
                                          Chief Executive Officer

                                 AVIATION SALES DISTRIBUTION SERVICES COMPANY


                                 By: /s/ Benito Quevedo
                                   ---------------------------------
                                           Benito Quevedo, President


         Acknowledged, Agreed and Accepted:

         KELLSTROM INDUSTRIES, INC.


         By: /s/ Zivi R. Nedivi
            -------------------------------------------
                  Zivi R. Nedivi

                  President and Chief Executive Officer